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                                                                Exhibit 3

IRIDIUM COMPLETES $1.95 BILLION OF NEW FINANCING

(WASHINGTON,D.C., December 23, 1998)

On December 23, 1998, Iridium finalized and closed $1.95 billion of new financing consisting of an $800 million Senior Secured Credit Facility (the "Secured Bank Facility") and a $750 million Guaranteed Credit Facility (the "Guaranteed Facility") and $400 million of vendor financing from Motorola. The borrower under each of these facilities is Iridium Operating LLC, a wholly owned subsidiary of Iridium LLC.

Chase Securities Inc. and Barclays Capital, a division of Barclays Bank PLC, were Global Arrangers for the Secured Bank Facility and the Guaranteed Facility. These new Facilities will replace Iridium's existing $1 billion secured facility and the $275 million guaranteed bank facility and will provide incremental financing to the Company. Funds from both facilities will be available to Iridium Operating LLC at closing.

The Secured Bank Facility matures on December 31, 2000 and is secured by substantially all of the assets of Iridium Operating LLC and by the membership interests of Iridium Operating LLC.

The Guaranteed Facility is guaranteed by Motorola, Inc. and consists of a $475 million term loan tranche maturing on December 31, 2000 and a $275 million revolving loan tranche maturing on December 31, 2001.

In addition, Motorola has agreed to provide vendor financing of up to $400 million in connection with payments under the Operations and Maintenance contract for the Iridium system. This financing also matures on December 31, 2000.

"We are particularly pleased with the bank market reception to these financings in what has been a difficult quarter for everyone to raise new financing. These incremental financing sources, when combined with existing sources and commitments, should provide Iridium with funding through planned positive cash flow," said Roy Grant, Vice President and Chief Financial Officer of Iridium LLC.

Iridium LLC became the world's first global satellite phone and paging company on November 1, 1998. The network of 66-low earth orbiting satellites combined with terrestrial cellular systems, enables subscribers to communicate virtually anywhere in the world using one phone and pager, one phone number, and receiving one monthly bill. Customers access participating local cellular networks when available, and the Iridium satellite network when outside terrestrial cellular coverage. Iridium World Communications, Ltd. (NASDAQ:
IRIDF) is the public investment vehicle of Iridium LLC.